Deal Highlights


Pat Steir
(b. 1940)
View All (2)

Sec.gov

Initial Offering	$286,000
Painting	Early Dawn Greek Harbor (1997)
Dimensions	60 x 60
Progress	99%

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Artist Overview

About PAT STEIR



This is our first-ever offering featuring Pat Steir, an important American artist who first broke through in the 1970s and has seen a recent career revival.

She is best known for her Waterfall paintings, which feature gestural abstract marks and paint rivulets that drip down the canvas. Waterfall paintings make up every single one of Steir's top 10 auction records, and feature prominently in collections at major museums including the Met, the Whitney, the Guggenheim, and others.

Big Name Collectors

Pat Steir is collected by some of the biggest collectors in the art world.

Collectors

- Metropolitan Museum of Ar...
- Museum of Modern Art
- Whitney Museum of America...
- Guggenheim Museum

Offering Details

Similar Sales Appreciation

21.7%

Each painting is unique, but similar works have seen an appreciation rate of 21.7% from 2005 to 2025.



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Steir's Most Desirable Series

This work is one of Steir's iconic Waterfall paintings from the 1990s. Waterfall paintings from this period make up 9 of her top 10 auction records.



New Artist on Masterworks

We introduced Pat Steir to the Masterworks platform this year. This is our second painting by the artist and the first after her recent death.



Major Gallery Representation

Steir signed to Levy Gorvy gallery in 2017. The following year, her work sold for $2.2 million at auction, marking her first seven-figure auction sale.



Elective Affinity Waterfall